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                               FIRST AMENDMENT TO
                        GREASE MONKEY HOLDING CORPORATION
                        1993 INCENTIVE STOCK OPTION PLAN


     THIS FIRST AMENDMENT ("Amendment") is made as of this 17th day of March, 1997 to the Grease Monkey Holding Corporation ("Company") 1993 Incentive Stock Option Plan ("Plan"). In the event of any conflict between the terms of this Amendment and the terms of the Plan, the terms of this Amendment shall control. All capitalized terms not defined in this Amendment shall have their respective meanings set forth in the Plan.

     The Plan is amended by amending Section C so that as amended Section C reads as follows:

               "C. ADMINISTRATION. This Plan shall be administered by the Board of Directors or a committee appointed by the Board of Directors consisting solely of two or more Non-Employee Directors (as defined below). The Board of Directors or such committee shall hereinafter be referred to as the "Committee." A "Non-Employee Director" shall mean a director who:

               (i) Is not currently an officer (as defined in Section 16a-1(f) of the Securities Exchange Act of 1934, as amended) of the Company, or otherwise currently employed by the Company.

               (ii) Does not receive compensation, either directly or indirectly, from the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K adopted by the United States Securities and Exchange Commission.

               (iii) Does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K adopted by the United States Securities and Exchange Commission.

               The decision of a majority of those present at any meeting of the Committee where a quorum consisting of a majority of the Committee is present shall constitute the decision of the Committee. The Committee is authorized and empowered to administer the Plan and, consistent with the terms of the Plan, to (a) select the employees to whom options are to be granted and to fix the number of shares and

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          other terms and conditions of the options to be granted; (b)
          determine the date upon which options shall be granted and the terms and conditions of the granted options in a manner consistent with the Plan, which terms need not be identical as between options or employees; (c) interpret the Plan and the options granted under the Plan; (d) adopt, amend and rescind rules and regulations for the administration of the Plan; and (e) direct the Company to execute option agreements pursuant to the Plan. All such actions of the Committee shall be binding upon all participants in the Plan."

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment effective as of the date first set forth above.


                         GREASE MONKEY HOLDING CORPORATION,
                         a Utah corporation



                         By: /s/Charles E. Steinbrueck
                             -------------------------------------
                             Charles E. Steinbrueck,
                             President and Chief Executive Officer



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